Exhibit 99.(n)(2)

CONSENT OF COUNSEL

We consent to the reference to our Firm under the headings “Legal Matters” in the prospectus and “Counsel” in the statement of additional information of the Registration Statement on Form N-2 of SignalRank Corporation as filed with the Securities and Exchange Commission on or about October 20, 2026.

/s/ Paul Hastings LLP

PAUL HASTINGS LLP

Palo Alto, California

October 20, 2026